                                                                      EXHIBIT 11

                                    SCECORP

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                  (UNAUDITED)



                                                                        YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------------
                                                              1993               1992               1991
                                                            --------           --------           --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Consolidated net income . . . . . . . . . . . . . . . .     $    639,047       $    738,720       $    702,605

Primary and fully diluted weighted average shares(a)  .      447,754,621        445,489,078        437,320,546
                                                            ------------       ------------       ------------

Primary and fully diluted earnings per share  . . . . .            $1.43              $1.66              $1.61

- ------------
(a) Share amounts reflect the two-for-one split of SCEcorp Common Stock effective June 1, 1993.